UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-216798

REGISTRATION STATEMENT NO. 333-229318

UNDER

THE SECURITIES ACT OF 1933

Gridsum Holding Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

South Wing, High Technology Building

No. 229 North 4th Ring Road

Haidian District, Beijing 100083

People’s Republic of China

(86-10) 8261-9988

(Address of principal executive offices and zip code)

Gridsum Holding Inc. Equity Incentive Plan

Gridsum Holding Inc. Stock Option Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Ravi Sarathy

Chief Financial Officer

South Wing, High Technology Building

No. 229 North 4th Ring Road

Haidian District, Beijing 100083

People’s Republic of China

(86-10) 8261-9988

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☒

DEREGISTRATION OF SECURITIES

Gridsum Holding Inc. (the “Registrant”) is filing this post-effective amendment (“Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to its (i) Registration Statement No. 333-216798, filed with the Securities and Exchange Commission (the “Commission”) on March 17, 2017, with respect to a total of 5,560,953 Class B ordinary shares of the Registrant, par value US$0.001 per share (the “Class B Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s Stock Option Plan and Equity Incentive Plan; and (ii) Registration Statement No. 333-229318, filed with the Commission on January 22, 2019, with respect to a total of 1,314,257 Class B Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s Equity Incentive Plan.

On September 30, 2020, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gridsum Corporation (“Parent”), and Gridsum Growth Inc., a wholly owned subsidiary of Parent (“Merger Sub”). On March 25, 2021 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on March 26, 2021.

Gridsum Holding Inc.

By:	/s/ Guosheng Qi
Name: Guosheng Qi
Title: Chief Executive Officer and Chairman

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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